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                                                                    EXHIBIT 99.1


                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                            CIVIL MINUTES - GENERAL

Case No. SA CV - 98 - 9 - LHM (EEx)                   Date   1/26/98
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Title    ARV Assisted Living, Inc. v. Emeritus Corporation
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DOCKET ENTRY



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PRESENT:
     HON. Linda B. McLaughlin JUDGE
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               Debra Beard                          None Present
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              Deputy Clerk                         Court Reporter

ATTORNEYS PRESENT FOR PLAINTIFFS:        ATTORNEYS PRESENT FOR DEFENDANTS:
          None Present                              None Present

PROCEEDINGS: ORDER RE PRELIMINARY INJUNCTION

     IN CHAMBERS:

     (1) On 1/6/98, Plaintiff ARV Assisted Living, Inc. ("ARV") filed its Complaint alleging five causes of action against Emeritus Corporation ("Emeritus") for violations of federal securities law, unfair competition and breach of fiduciary duty.

     (2) In its Complaint and in is Motion for Preliminary Injunction filed on 1/8/98, ARV seeks a preliminary injunction to (1) bar Emeritus from voting any proxies it has obtained in its current proxy fight with ARV unless it waives all conditions attached to its December 19, 1997 tender offer and secures written waivers from all persons providing financing for its tender offer of any conditions to their agreement to finance Emeritus' tender offer, (2) require Emeritus to disseminate corrective material to ARV's shareholders disclosing all facts material to the conditions of its tender offer; (3) bar Emeritus from purchasing more shares of ARV stock or soliciting any new proxies until five days after it has disseminated the corrective disclosures;
          (4) bar Emeritus from voting any


                                           Initials of Deputy Clerk
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Case No. SA CV - 98 - 9 - LHM (EEx)                         Date   1/26/98
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Title  ARV Assisted Living, Inc. v. Emeritus Corporation, etc.
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               proxies obtained less than five days after disseminating the corrective disclosures; and (5) require Emeritus to return any shares of ARV stock which were tendered to it less than five days after disseminating the corrective measures. (Complaint, pp. 22-28.)

          (3) The Court has received, read, and considered ARV's Motion for Preliminary Injunction and supporting papers, Emeritus' Opposition to Preliminary Injunction and supporting papers, ARV's Reply Brief and supporting papers, Emeritus' Supplemental Brief and supporting papers, as well as the entire file in this action. Additionally, the Court has read the complaints in the two pending and related state court actions, Emeritus Corp. v. Arv Assisted Living, Inc., et al., Orange County Case No. 787788, and Mizel v. John A. Booty, et al., Orange County Case No. 787953.

          (4) Background. ARV is a fully integrated provider of assisted living accommodations and services which operates, acquires and develops assisted living facilities. (Complaint, paragraph 3.) Emeritus, a competitor of ARV, also operates residential style assisted living communities. (Complaint, paragraph 4.)
                    On June 27, 1997, ARV entered into an exclusivity agreement with Prometheus Assisted Living LLC ("Prometheus") pursuant to which ARV agreed not to pursue a transaction with any other investor prior to August 8, 1997 while it negotiated definitive agreements with Prometheus regarding Prometheus' investing in ARV. (Complaint, paragraph 17.) On July 10, 1997, Emeritus sent a letter to ARV's Board proposing that Emeritus acquire the outstanding stock of ARV for a minimum of $14 per share. (Emeritus Opp. To Prelim. Inj., p.4.) On July 14, 1997, ARV announced that it had entered into a series of agreements with Prometheus (the "First Prometheus Transaction"). (Complaint, paragraph 17.) In the First Prometheus Transaction, ARV agreed to sell up to 49.9% of its stock to Prometheus at $14 per share. (Emeritus Opp. to Prelim. Inj., p.4) Prometheus agreed to vote its stock in support of the reelection of ARV's Board. ARV's directors and senior officers, who owned approximately 20% of the outstanding shares of ARV, agreed to vote their shares in support of Prometheus' board nominees. (ID.)
                    On July 21, 1997, Prometheus purchased the first 16%

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               block of ARV stock at $14 per share. (Id. at p.5.) According to the terms of the First Prometheus Transaction, ARV's shareholders would be permitted to vote whether to approve the First Prometheus Transaction and, if they voted in favor, Prometheus would purchase an additional 31% of the outstanding shares with ARV retaining the right to sell the remaining shares - up to 49.9% total - thereafter. (Emeritus Opp. To Prelim. Inj., p.5.) On August 22, 1997, ARV filed proxy solicitation materials with the Securities and Exchange Commission (the "SEC") stating that the First Prometheus Transaction would be voted on ARV's annual meeting on October 14, 1997. (Id.)

                    On July 14, 1997, ARV announced that it was implementing a shareholder rights plan. (Id.) Under the terms of the plan, if any shareholder - with the exception of Prometheus which was exempted from the plan's prescriptions - acquired 10% or more of ARV's stock, all other existing shareholders would immediately be given the right to purchase additional shares at half price. (id.)

                    On October 12, 1997, Emeritus made a second proposal to the
               ARV Board to purchase all of the outstanding shares of ARV stock for $16.50 per share. (Emeritus Opp. To Prelim. Inj., p.6.) ARV's Board met and rejected Emeritus' proposal on October 13, 1997. (Id.) On October 29, 1997, ARV entered into a revised series of agreement with Prometheus (the "Second Prometheus Transaction"). (Id.) According to the Second Prometheus Transaction, Prometheus retained that 16% block of stock it previously purchased, the right to three seats on the ARV Board, and the option of acquiring up to 49.9% of ARV's stock over a three year period. (Id.) Prometheus also bought $60 million worth of convertible notes ("Notes") from ARV. (Id.) Under the terms of the Notes, ARV was permitted to redeem the Notes for common stock at a set price. (Id.) ARV also announced that the Second Prometheus Transaction would not be subject to shareholder approval. (Id. at p.7.)

\                    On November 24, 1997, Emeritus filed preliminary materials with the SEC indicating its intent to field a slate of candidates to run against ARV's Board at the ARV annual meeting, scheduled for January 8, 1997. (Id.) On December 5, 1997, ARV's Board met and voted to redeem the Notes, rescheduled the annual meeting to January 28, 1998 and rescheduled the record date for the annual meeting to

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     December 18, 1997. (Id.) On December 9, 1997, Emeritus filed suit in Orange
     County Superior Court seeking to rescind the redemption of the Notes. (Id. at p.8.) On December 19, 1997, Emeritus filed a Schedule 14D-1 with the SEC and announced that it would commence a tender offer to purchase the outstanding shares of ARV stock for $17.50 per share. (Emeritus Opp. To Prelim. Inj., P.8.)

          On January 5, 1998, ARV recommended to its shareholders that they reject Emeritus' $17.50 per share tender offer. (Id. at p.9.) ARV filed the instant action on January 7, 1998 and filed its Motion for Preliminary Injunction on January 8, 1998. On January 9, 1998, Emeritus filed with the SEC Amendment No. 2 to the Schedule 14D-1 Form in connection with its tender offer which referenced ARV's federal action against Emeritus and included, as an exhibit, ARV's Complaint. (Busch Decl., Ex.0.) On January 12, 1998, Emeritus again filed with the SEC an amendment to the Schedule 14D-1 Form. The January 12, 1998 amendment referenced ARV's Motion for Preliminary Injunction and included, as an exhibit, ARV's the memorandum of Points and Authorities in Support of its Motion. The amendment also advised shareholders to "consider ARV's views as expressed in ARV's Brief when deciding whether or not to tender their shares pursuant to the Offer to Purchase and in deciding how to vote at the forthcoming annual meeting." (Busch Decl. Ex. P.)

(5) Jurisdiction. ARV invokes this Court's jurisdiction over the first and second causes of action, arising under federal law, pursuant to Section 27 of the Securities and Exchange Act of 1934 and 28 U.S.C. Sections 1331 and 2201. ARV invokes this Court's jurisdiction over the third, fourth, and fifth causes of action, arising under state law, pursuant to 28 U.S.C. Sections 1332 and 1367(a).

(6)  Causes of Action. ARV has alleged the following five causes of action:

          First Cause of Action: ARV claims that Emeritus has violated Sections 14(d) and 14(e) of the Securities and Exchange Act because Emeritus' tender offer is materially misleading (Complaint, paragraphs 57, 60-64),

          Second Cause of Action: ARV claims that Emeritus has violated Section 14(a) of the Securities and Exchange
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               Act because Emeritus' proxy statement is materially false and misleading (Complaint, paragraphs 71-75); Third Cause Of Action:
               ARV claims that Emeritus' failure to include in its tender offer disclosures required by the Securities and Exchange Act constitutes unlawful, unfair and fraudulent business practices under California's Business and Professions Code (Complaint, paragraph 80); Fourth Cause of Action: ARV claims that Emeritus' failure to include in its proxy statement disclosures required by the Securities and Exchange Act and its failure to waive all conditions associated with its tender offer constitutes unlawful, unfair, and fraudulent business practices under California's Business and Professions Code (Complaint, paragraph 83); Fifth Cause of Action: ARV claims by failing to waive all conditions associated with its tender offer, Emeritus has breached its fiduciary duty to ARV's stockholders. (Complaint, paragraph 87).

     (7) Preliminary Injunction Standard. Under well established Ninth Circuit standards, a moving party is entitled to preliminary relief if it can show either (1) a likelihood of success on the merits and the possibility of irreparable injury, or (2) the existence of serious questions going to the merits and the balance of hardships tipping in favor of the movant. Gilder v. PGA Tour, Inc., 936 F.2d 417, 422 (9th Cir. 1991). As a general rule, a moving party can only satisfy its burden by demonstrating "either a combination of probable success on the merits and the possibility of irreparable injury or that serious questions are raised and the balance of hardships tips in his favor." Associated General Contractors v. Coalition for Econ. Equity, 950 F.2d 1401, 1410 (9th Cir. 1991).
               When a plaintiff seeks affirmative, mandatory relief -- as opposed to an injunction preserving the status quo -- its burden of proof is particularly high. The Ninth Circuit has held that where "a plaintiff seeks a mandatory preliminary injunction that goes beyond maintaining the status quo pendent lite, 'courts should be extremely cautious' about issuing a preliminary injunction and should not grant relief unless the facts and law clearly favor the

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          plaintiff." COMMITTEE OF CENT. AM. REFUGEES V. INS, 795 F.2d 1434,
          1441 (9th Cir. 1986) (quoting MARTIN V. INT'L OLYMPIC COMMITTEE, 740 F.2d 670, 675 (9th Cir. 1980)). In the instant case, ARV seeks an order directing Emeritus to make additional disclosures and remove the conditions of its tender offer. The proposed relief, then, would alter the status quo and would constitute a mandatory preliminary injunction.

     (8) VIOLATIONS OF FEDERAL SECURITIES LAWS. Sections 14(a)1, 14(d)2 and 14(e)3 of the Securities and Exchange Act

     ________________


     1 Section 14(a) provides that "[i]t shall be unlawful for a person, by use of mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent of the authorization in respect of any security (other than an exempted security) registered pursuant to section 781 of this title." 15 U.S.C. Section 78n(a).

     2 Section 14(d) provides, in relevant part, that "[i]t shall be unlawful for any person, directly or indirectly, by use of the mails or by means or instrumentality of interstate commerce or by any facility of a national securities exchange or otherwise, to make a tender offer... if, after consummation thereof, such person would, directly or indirectly, be the beneficial owner of more than 5 per cent of such class, unless at the time copies of the offer... are first published or sent or given to security holders such person has filed with the Commission a statement containing such of the information specified in section 78m(d) of this title, and such additional information as the Commission may by rules and regulations prescribe as necessary or appropriate in the public interest or for the protection of investors. 15 U.S.C. Section 78n(d).

     3 Section 14(e) provides the "[i]t shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are

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             provides that it is unlawful to make any misrepresentation or omission of a material fact in the context of, respectively, proxy contests and tender offers. All three sections are part of the Williams Act amendments to the Securities and Exchange act of 1934, and their purpose is to "insure the public shareholders who are confronted by a cash tender offer for their stock will not be required to respond without adequate information.... "Rondeau v.
             Mosinee Paper Corp., 95 S.Ct. 2069, 2075 (1975); Plaine v. McCabe, 790 F.2d 742, 745 (9th Cir. 1986). The determination of what information is material is essentially the same under each provision. An omitted fact is material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote or in deciding whether to tender his or her shares. TSC Indus, Inc. v. Northway Inc. 96 S.Ct. 2126, 2132 (1976) ("[t]he question of materiality, it is universally agreed, is an objective one, involving the significance of an omitted or misrepresented fact to a reasonable investor."; Polaroid Corp. V. Disney, 862 F.2d 987, 1005 (3rd Cir. 1988) ("[a]
             misrepresentation is material under Section 14(e) if there is a substantial likelihood that a reasonable shareholder would consider important in deciding whether to sell his or her stock."). The Supreme Court has explained further that "there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by a reasonable investor as having significantly altered the "total mix" of information made available." TSC Indus, Inc. v. Northway, Inc., 96 S.Ct. at 2132.

                           Positions of ARV and Emeritus

        (9) ARV claims that it is likely to prevail on the merits of its federal securities laws claims. It alleges that Emeritus violated the Securities and Exchange Act by

        _______________________

made, not misleading, or to engage in any fraudulent, deceptive or manipulative acts or practices, in connection with any tender offer or request or invitation for tenders,or solicitation of security holders in opposition to or in favor of any such offer, request or invitation," 15 U.S.C. Section 78n(e).

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          failing to disclose - in either its Tender Offer or its proxy materials - the following five material facts:

          (a) Eighteen leases which ARV executed with the landlords of its assisted living facilities contain change of control provisions which permit each landlord to declare the lease in default if a change in control of ARV's Board occurs;

          (b) The rescission of the redemption of the Notes, currently the subject of Emeritus' state court action and a condition Emeritus has stated must be met before it will complete its tender offer, could take at least two years to effect after all appeal rights have been exhausted;

          (c) The identity of its funding source or the substance of the terms and conditions of the funding it has secured;

          (d) Northstar Capital Partners, LLC ("Northstar"), which has provided a letter in which it expresses its confidence that funding can be arranged to complete the transaction, has not previously arranged a hostile tender offer;

          (e) Emeritus has no intention of consummating its tender offer and, instead, is using the offer as a ruse to gain control of ARV's Board of Directors in order to either reduce the purchase price it will offer for ARV or substitute stock as consideration for cash in Emeritus' tender offer.

     (10) Emeritus responds to the foregoing by arguing that its initial disclosures did, in fact, comply with the requirements of the securities laws. Emeritus disclosed

     --------------------

     On January 12, 1998, Emeritus filed with the SEC its Amendment No. 3 to
Schedule 14D-1. Like Amendment No. 2 filed with the SEC on January 9, 1998, ARV shareholders are directed to review ARV's public filed brief and Motion for Preliminary Injunction in this action and "consider ARV's views as expressed in the ARV Brief when deciding whether or not to tender their shares pursuant to the Offer to Purchase and in deciding how to vote at the forthcoming Annual Meeting." (Busch Decl., Ex. P.) With its amended disclosures advising shareholders to consult

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               that its tender offer was conditioned on (1) its being permitted to evaluate the leases ARV has executed, and (2) its being satisfied with the terms of any lease which might be altered as a result of the change of control in ARV's Board. (Camacho Decl., Ex. C, p.215.) ARV argues that this is not enough; Emeritus must, in ARV's view, disclose specific hypothetical scenarios which might unfold if ARV's landlords opt to declare the ARV leases in default. ARV, however, cites no authority for this proposition.5

          (11) ARV contends that Emeritus has failed to disclose its "real" motivation for its tender offer, namely a scheme to seize control of the ARV Board and force a stock for stock transaction. ARV has done nothing but speculate as to Emeritus' motivation, and has presented no evidence that Emeritus' candidates for the ARV Board plan to cripple ARV and thereby violate the fiduciary duty they would owe to ARV. Absent evidence that Emeritus does not intend to consummate its tender offer or that Emeritus' director candidates do not intend to act in the best interests of ARV, the speculation by ARV as to Emeritus' motive cannot
               _____________________________________

     ARV's views on the merits of Emeritus' tender offer as expressed in the papers filed in this lawsuit, Emeritus has reinforced the disclosures it made in its initial Schedule 14D-1. Emeritus has disclosed in its initial and supplemental filings with the SEC all relevant facts regarding its tender offer, as well as the potential effect, in the view of ARV's Board, that offer may have on ARV. This is sufficient under the securities laws. Revlon, Inc. v. Pantry Pride, Inc., 621 F.Supp. 804 (D.Del. 1985) (only disclosure of allegations against offeror, not admission of guilt or liability, is required by securities laws); Lewis v. Potlatch Corporation, 716 F.Supp. 807 (S.D.N.Y. 1989) (holding that original and supplemental proxy materials, which included complaint in lawsuit alleging malfeasance on part of directors, adequately disclosed material facts).

          ARV cites only dicta stating that a material omission or misrepresentation is one which a reasonable investor would consider when deciding how to vote when tendering his or her shares of stock. ARV cites no authority which delineates the form a company's disclosures must take.

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          sustain a claim for violation of Sections 14(a) or 14(e). Virginia
          Bankabares v. Bandberg, 111 S.Ct. 2749, 2760 (1991).

     (12) ARV contends that Emeritus has failed to disclose the material fact that rescission of the redemption of the Notes issued to Prometheus
          -- a condition to its offer -- could take upwards of two years after appeal rights are exhausted. This contention is also unpersuasive because as Emeritus points out, ARV cannot predict, ex ante, the grounds for the state court's decision or whether there will be available non-frivolous arguments which can be made on appeal. Moreover, Emeritus has disclosed in its tender offer -- in bold print on page 4 -- that consummation of the tender offer is contingent upon the rescission of the redemption of the Notes. (Camacho Decl., Ex. C., p.174.) Emeritus also discloses on page 2 of its tender offer that it is seeking rescission of the redemption of the Notes in state court. (Camacho Decl., Ex. C, p.172.) Emeritus further disclosed on page 2 of its tender offer that if it "is unsuccessful in having the redemption rescinded, [it] may elect to reduce the Offer Price to take into account the purchase of approximately an additional 800,000 shares." (Id.) These statements are not misleading. The accuracy of Emeritus' statements is not lessened simply because Emeritus did not describe that the losing side in the dispute has appeal rights which, if exercised, may delay the ultimate resolution of the matter for some time. See Consolidated Gold Fields, PLC v. Anglo Am. Corp., 713 B. Supp. 1457, 1470 (S.D.N.Y. 1989) ("[I]t is sufficient if the company provides information as to material facts in a format from which a reasonable investor could reach his own conclusions as to the risks of the transaction.")

     (13) ARV contends that Emeritus should have disclosed that (ARV believes) Northstar has no experience in hostile takeovers. This contention is also unpersuasive because ARV has presented no evidence that Northstar is an unreliable funding source. Emeritus represents that it believes Northstar will be able to arrange the funding necessary to complete the tender offer and is under no obligation to suggest otherwise to ARV's shareholders. Consolidated Gold
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          Fields, PLC, 713 F. Supp. At 1470. In addition, Emeritus has disclosed that it has 'had extensive discussions with a number of financial sources and has negotiated the terms of commitment letter for a possible financing structure for the Offer and Proposed Merger but it has not executed any commitment letters because it does not want to incur certain related fees and expenses unnecessarily prior to the outcome of its litigation challenging the Prometheus transaction.' (Camacho Decl., Ex. C., p.174.) Emeritus has disclosed to ARV's shareholders the status of its plans to finance its tender offer. Accordingly, Emeritus has complied with the securities laws.

     (14) Finally, ARV contends that Emeritus has failed to disclose that it has no intention of completing its tender offer. This contention is also unpersuasive. The psychological motivation of a disclosing individual cannot, standing alone, state a claim for violation of Section 14(a). See Virginia Bankshares v. Sandberg, 111 S.Ct. at 2760 (noting that 'the temptation to rest an otherwise nonexistent 14(a) action on psychological enquiry alone would threaten...strike suits and attrition by discovery.') ARV's evidence to support this contention is the fact that Emeritus' initial proposal in July 1997 was a stock for stock transaction. This evidence does not support ARV's Motion for Preliminary Injunction and is irrelevant. It is indicative of nothing in view of ARV's rejection of that proposal and Emeritus' subsequent announcement of a tender offer and filings with the SEC. Further, the fact that ARV's bankers had drafted a stock for stock transaction in October 1997 after Emeritus had presented ARV with the outlines of an all cash deal is also irrelevant to ARV's Motion for Preliminary Injunction and is indicative of nothing, except, perhaps, that Emeritus was considering numerous options regarding ARV. As for ARV's contention, contained in the Declaration of Howard Phanstiel, ARV's current CEO and Chairman, that Mr. Phanstiel has been informed by some of ARV's shareholders that Emeritus representatives continued to tell people associated with ARV that a stock for stock deal remained Emeritus' best option, the Court can accord little, if any, weight to a generalized comment whose source is unidentified.

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              (15) The Court concludes that Emeritus has complied with Sections
                   14(a), (d) and (e) by disclosing the information those laws require. In sum, ARV has not demonstrated that it is likely to succeed on the merits of any of its securities claims.

              (16) Violation of California's Unfair Competition Act. California
                   Business and Professions Code Section 17203 provides that "any court of competent jurisdiction" may enjoin "any person who engages, has engaged or proposes to engage in unfair competition..." Cal. Bus. & Prof. Code Section 17203. "Unfair competition" is, in turn, defined to include "any unlawful, unfair or fraudulent business act or practice." Cal. Bus. & Prof. Code Section 17200. ARV alleges that it is likely to prevail on the merits of its unfair Competition claims since Emeritus' conduct, as alleged in the Complaint, violates California's unfair competition statutes which are designed to afford injunctive relief to injured parties and protect both consumers and competitors. (ARV Motion for Prelim. Inj., p.22.)

              (17) ARV's position is unpersuasive. California's unfair
                   competition statutes do not apply to securities transactions. Patterned after an amendment to the Federal Trade Commission Act, California's Unfair Business Practices Act was designed to "extend to the entire consuming public" the protections afforded by the common law to business competitors against unfair business practices. Bank of the West v. Superior Court, 2 Cal. 4th 1254, 1264 (1992) (quoting Barquis v. Merchants Collection Assn., 7 Cal.3d 94, 109 (1972)). Because securities-related claims may be brought under federal law or state securities laws, they lie beyond the reach of state unfair competition statutes. See Perera v. Chinon Corp., 1996 WL 251936, *4 (N.D.Cal.) (holding that recent Ninth Circuit decision was in accord with numerous cases from other jurisdictions which have interpreted "little FTC" acts, such as Section 17200, as inapplicable to securities transactions.) Significantly, ARV cites no case in which a court granted a party relief under California's Unfair Business Practices Act for securities-related claims. Claims regarding the fairness of proxy contests and tender offers are regulated extensively by the Securities and

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Case No.  SA CV - 98 - 9 - LHM (EEx)                         Date   1/26/98
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Title  ARV Assisted Living, Inc. v. Emeritus Corporation, etc.
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PROCEEDINGS CONTINUED:


                Exchange Act; they are not actionable under Section 17200. As a result, ARV has not demonstrated a likelihood of success on the merits on its third and fourth causes of action.

          (18) Breach of Fiduciary Duty. ARV argues that as soon as Emeritus has obtained sufficient proxies to elect its slate of Board nominees, it is bound by a fiduciary duty to refrain from actions that further its own agenda at the expense of ARV or its shareholders. (ARV Motion for Prelim. Inj., p.16.) ARV also asserts that Emeritus is currently a controlling shareholder to whom a fiduciary duty applies. (Id. at p.20.) Emeritus, however, controls less than 10% of ARV's shares and is not a member of any voting group. (Emeritus Opp. To Prelim. Inj., p.21.) None of the authority ARV cites supports its assertion that Emeritus is now a controlling shareholder because it may eventually receive a majority of the proxies of ARV's shareholders. Indeed, ARV's suggestion would transform any entity issuing proxy materials into a controlling shareholder since any entity could potentially garner a majority of outstanding shares.

          (19) ARV's breach of fiduciary duty claim is simply not ripe. See Clinton v. Acequia, Inc., 94 F.3d 568, 572 (9th Cir.
                1996) (holding that federal courts ought not resolve issues involving contingent future events which may not occur as anticipated or at all). For this reason, ARV spends considerable time speculating about what Emeritus may do if it prevails in its proxy contest. ARV alleges that as soon as Emeritus votes its proxies to take control of the Board, that very act will put at least 18 of ARV's leases in default -- thereby crippling ARV and its shareholders in the event Emeritus fails to complete its tender offer. (ARV Motion for Prelim. Inj., p.16.) In addition, ARV argues that by merely casting its proxies, Emeritus will immediately provide 18 ARV employees with the right to terminate their employment contracts and demand severance payments. (Id.)

                    The hypothetical scenarios which could potentially
                unfold if Emeritus prevails in its proxy contest pale against the actions taken by ARV's Board which have made such scenarios possible. While it is a stretch to suggest




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Case No. SA CV - 98 - 9 - LHM (EEx)                           Date 1/26/98
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Title ARV Assisted Living Inc. v. Emeritus Corporation, etc.
      ------------------------------------------------------


PROCEEDINGS CONTINUED:

     that Emeritus, which controls less than 10% of ARV's stock, now owes a fiduciary futy to ARV's shareholders, clearly ARV's directors are bound by such a duty. Haylicek v. Coast-to-Coast Analytical Services, 39 Cal.App.4th 1844, 1850 (1995) ("The directors of a corporation owe a fiduciary duty to the corporation and its shareholders."); Jones v. H.F. Abmanson & Co., 1 Cal.3d 93, 81 (1969) (holding that California imposes a comprehensive rule of inherent fairness which "applies alike to officers, directors and controlling shareholders in the exercise of powers that are theirs by virtue of their position . . ."). By enacting change of control provisions in the leases ARV executed with the landlords of its facilities as well as in the employment contracts of key employees, ARV's directors appear to be attempting to usurp from shareholders their right to vote for different directors because ARV is placed at risk if the shareholders decide to replace ARV's Board. Any rule which would allow a board to entrench itself against any takeover by enacting change of control provisions and then filing breach of fiduciary duty claims against its contenders -- even when those contenders are supported by a majority of the company's own shareholders -- flies in the face of basic principles of corporate democracy. Hilton Hotels Corp. v. ITT Corp., 978 F.Supp. 1342, 1447 (D.Nev.
     1997) ("A board has power over the management and assets of the corporation, but that power is not unbridled. That power is limited by the right of shareholders to vote for the members of the board.")

          In addition, ARV's recitation of the harm which will ensue upon the election of Emeritus' Board nominees is overstated. While the change in control provisions in its leases provide its landlords the option of placing ARV's leases in default, ARV presents no evidence that the landlords will exercise that option. Similarly, ARV presents no evidence that its key employees will exercise the option, contained in their employment contracts, to choose severance payments over continuing their employment with the company. (See Busch Decl., Ex. T.)

          Accordingly, ARV has not demonstrated a likelihood of success on the merits of its fifth cause of action.

(20) Irreparable Harm. While ARV's failure to demonstrate the likelihood of success on the merits is fatal to its Motion


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Case No. SA CV - 98 - 9 - LHM (EEx)                         Date   1/26/98
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Title    ARV Assisted Living, Inc. v. Emeritus Corporation, etc.
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PROCEEDINGS CONTINUED:

          for Preliminary Injunction, the Court also concludes that ARV has failed to demonstrate that it will suffer irreparable harm if injunctive relief is not granted. ARV alleges irreparable harm will come in the form of "harm to ARV's corporate governance," "shareholders' problems of proof," and a "disastrous position with respect to its leases and employment contracts." (ARV Motion for prelim. Inj., p.34.) ARV cites case law indicating that irreparable harm follows when shareholders tendering their stock, or voting for board director, are denied accurate information. See E.G., Camelot Indus. Corp. vs. Vista Resources. Inc., 535 F.Supp. 1174, 1184 (S.D.N.Y. 1982). As the court has already determined, however, Emeritus has properly disclosed the information the law requires, making injunctive relief unnecessary. See Capital Realty Investors Tax Exempt Fund Ltd. v. Dominum Tax Exempt Fund. LLP. 944 F.Supp. 250, 259 (S.D.N.Y. 1996) (holding that injunctive relief issues under Section 14(a) to "ensure that investors are provided in a timely fashion with the accurate information necessary to the intelligent exercise of the corporate franchise.") Emeritus' disclosures with the SRC, both initial and subsequent, satisfy the securities' laws requirements, precluding the irreparable harm ARV fears. As a result, ARV has failed to demonstrate that it will suffer irreparable harm if injunctive relief does not issue.

     (21) Balance of Hardships. Nor, in the Court's view, has ARV demonstrated that the balance of hardships tips decidedly in its favor, an assertion ARV makes in conclusory fashion at the close of its Motion for Preliminary Injunction. (ARV Motion for Prelim. Inj., P.35.) ARV argues that the only harm Emeritus will suffer if the Court grants its request for injunctive relief is Emeritus' "inability to use an illusory promise of an all cash offer to injure a competitor for its own advantage." (Id.) Emeritus counters that a court order directing Emeritus to waive all financing conditions to its tender offer would be unprecedented and would cause enormous harm to Emeritus. (Emeritus Opp. To Prelim. Inj., p.25.) The applicable law requires Emeritus to properly disclose the information a reasonable investor would regard as important to consider before tendering his or her shares. Emeritus complied with